N E W S	R E L E A S E

Contact:
Donna Crump-Butler, 305-231-6707
dbutler@bankunited.com
or
Savannah Whaley, 954-776-1999, ext. 225
swhaley@piersongrant.com

William S. Rubenstein, Esq. Joins the BankUnited Board of Directors

Miami Lakes, Fla. — August 23, 2017 — BankUnited, Inc. (NYSE: BKU) today announced the appointment of William S. Rubenstein, Esq. to its board of directors.

“We are excited to have Bill join the BankUnited board,” said Raj Singh, President and CEO. “His background and industry knowledge are invaluable and his perspective will be a great asset to our board and company.”

In 1981, Rubenstein started his career in law at the New York law firm of Skadden, Arps, Slate, Meagher and Flom, LLP. He was made a partner of the firm in 1989 and, for several years prior to his retirement in 2014, Rubenstein served as co-head of the firm’s Financial Institutions Group. Currently in his retirement, Rubenstein spends his time advising entrepreneurs and start-up ventures.

Rubenstein has extensive experience representing financial institutions such as banks, thrifts, consumer and commercial finance companies and other specialty lenders. His practice focused on corporate transactions and restructurings through several economic cycles including the oil crash and savings and loan crisis in the 1980s, Russian ruble default in the 1990s and the financial crisis in 2007.

After receiving his undergraduate degree from Fairleigh Dickinson University, he graduated cum laude with a juris doctorate from the Benjamin N. Cardozo School of Law at Yeshiva University in New York City, where he was Note and Comment Editor of the Cardozo Law Review.

About BankUnited, N.A.
BankUnited, N.A., a national bank and wholly-owned subsidiary of BankUnited, Inc. (NYSE:BKU), is headquartered in Miami Lakes, Florida with 90 banking centers in 15 Florida counties and 6 banking centers in the New York metropolitan area at June 30, 2017. One of the largest independent depository institutions headquartered in Florida by assets, BankUnited provides a wide range of commercial and consumer banking services. For additional information, call (877) 779-2265 or visit www.BankUnited.com. BankUnited can be found on Facebook at facebook.com/BankUnited.official and on Twitter @BankUnited.

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